Sino Clean Energy, Inc. Announces Second Quarter 2011 Financial Results

2Q11 Revenue Decreased 4.7% Year-Over-Year to $ 23.0 million
2Q11 Net Income Increased 42.2% Year-Over-Year to $12.7 million
FY11 Revenue Guidance in the range of $101.5 million to $110.7 million

XI'AN, China, August 23, 2011 -- Sino Clean Energy Inc. (NASDAQ: SCEI) ("Sino Clean Energy," or the "Company"), a leading producer and distributor of coal-water slurry fuel ("CWSF") in China, today announced unaudited financial results for the second quarter of 2011.

Second Quarter 2011 Financial Highlights

•	Revenues in the second quarter of 2011 were $23.0 million, a decrease of 4.7% from $24.1 million in the same quarter of 2010.

•
Net income in the second quarter of 2011 was $12.7 million, an increase of 42.2% from $8.9 million in the same quarter of 2010. Non-GAAP adjusted earnings, which excludes change in fair value of derivative liabilities of $9.4 million, was $3.3 million, a decrease of 46.5% from $6.1 million in the same quarter of 2010.

•	Earnings per share were $0.54. Adjusted earnings per share were $0.14.

•	Net cash generated from operations was $1.9 million in the six months ended June 30, 2011, compared to $ 10.2 million in the six months ended June 30, 2010.

Mr. Baowen Ren, chairman and chief executive officer of Sino Clean Energy, commented, "I’m happy the company has largely maintained consistent sales volume during a challenging second quarter when our largest customer, Haizhong Heating, which represented around 80% of our Shenyang-based revenues, suspended operations of its CWSF boilers. As a result, our Shengyang facility ceased operations in late April 2011. Our business in Tongchuan was also challenged by the emergence of a new competitor. On the positive side, the customer base and order volume of our Dongguan facility continued to grow during the period. The Dongguan facility contributed 38% of revenue in the second quarter, which partly offset the revenue reduction from our Shenyang and Tongchuan facilities. As Haizhong Heating plans to restart its CWSF operations at the end of September, three months later than our original estimation, our production in Shenyang will remain suspended during the third quarter.”

Mr. Ren continued, “Although we are encountering some setbacks due to tightening macro policy and increased local competition, the Company remains confident in the prospects of CWSF and will continue to invest in building up our capacity through production line expansions and acquisitions. Our margins might be under pressure for the rest of 2011, but we believe that capacity investment will position Sino Clean Energy favorably in the mid-to-long term.”

Second Quarter 2011 Financial Results

Revenue in the second quarter 2011 decreased 4.7% to $23.0 million from $24.1 million in the same period of 2010, primarily due to a decrease in sales to our major customer, Haizhong Heating.  The customer suspended operation of its CWSF boilers due to the modification of a pipeline in certain areas of the Ming Fa real estate development project. Due to the cessation of the Haizhong Heating CWSF boiler operation and the suspension of its business during the pipeline modification, it became uneconomical for the company’s Shengyang facility to continue operations for a small number of customers, which represented less than 20% of Shenyang-generated revenues. As a result, our Shengyang facility ceased operations in late April 2011. In addition, our subsidiary Shanxi Suo’ang New Energy lost five customers to a new competitor. Four other customers experienced difficulties in obtaining bank loans that would have enabled them to continue business with Sino Clean Energy.  During the second quarter of 2011, the Company sold 187,833 metric tons of CWSF compared to 226,986 metric tons in the same period of 2010, representing a decrease of 17.2%. The Company's annual production capacity at June 30, 2011 was 1,150,000 metric tons, as compared to 850,000 metric tons at June 30, 2010. For the first six months of 2011, revenue was $56.8 million, representing an increase of 16.8% over $48.7 million for the same period in 2010.

As of June 30, 2011 Sino Clean Energy had 38 active customers under CWSF supply agreements totaling approximately 1,090,000 metric tons per year, compared to 30 customers totaling approximately 600,000 metric tons of CWSF per year at June 30, 2010.

Cost of Goods Sold was $14.9 million in the second quarter 2011, compared to $14.8 million in the same period of 2010, representing an increase of 0.7%, due to the higher purchase price of coal and depreciation expenses.

Gross Profit in the second quarter of 2011 decreased 13.2% to $8.1 million from $9.4 million in the same period of 2010. Gross margin was 35.4%, compared to 38.8% in the second quarter of 2010. This primarily resulted as a combination of a lower selling price to our largest customer, Haizhong Heating, significantly higher purchase prices for coal in Dongguan, and higher depreciation costs for plant and machinery at our Dongguan facility.

Selling expenses were $1.3 million in the second quarter of 2011, as compared to $1.1 million in the same period of 2010, an increase of 13.9%. This increase is mainly attributable to increased transportation costs and marketing costs due to an increased number of customers.

General and Administrative Expenses were $2.5 million in the second quarter of 2011, compared to $0.6 million in the same period of 2010, representing an increase of 301.3%. This was primarily attributable to the bad debt expense of $1.1 million, the expansion of our operations, and increased expenses related to our company being a public company.

Income from Operations decreased 43.1% to $4.3 million in the second quarter of 2011 from $7.6 million in the same period of 2010, due to the above-mentioned factors.

Provision for income taxes was $1.1 million in the second quarter of 2011, compared to $1.5 million in the same quarter of 2010. The decrease in income taxes reflects the decrease in taxable income from our operations in China.

Net income in the second quarter of 2011 was $12.7 million and diluted earnings per share were $0.54. Adjusting for non-cash charges during each respective period, adjusted earnings were $3.3 million and $6.1 million for the second quarters 2011 and 2010, yielding $0.14 and $0.32 in diluted earnings per share, respectively.

As of June 30, 2011, the Company had cash and cash equivalents of $61.1 million, compared to $52.1 million at as of December 31, 2010. Net cash generated from operations was $1.8 million in the six months ended June 30, 2011, compared to $10.2 million in the six months ended June 30, 2010. This decline was mainly due to increases in accounts receivable and tax payments. The Company had working capital of $81.7 million at June 30, 2011 and a current ratio of 21-to-1.

Net accounts receivable balance was $13.0 million at June 30, 2011, compared to $1.3 million and $3.9 million at June 30 and December 31, 2010, respectively. Allowance for doubtful accounts was $1.1 million at June 30, 2011, compared to nil at June 30, and December 31, 2010, respectively.

The annualized days sales outstanding for six months ending on June 30, 2011 were 42 days compared to 37 days in the second quarter 2010. The lengthening of days sales outstanding reflects the tightening credit environment around Tongchuan and the trend of growing CSWF purchaser power in Dongguan.

On May 9, 2011, the Board of Directors authorized a stock repurchase for up to $20 million of the Company’s common stock. As of June 30, 2011, 321,100 shares for $799,423 had been repurchased. The Company’s chairman and CEO, Mr. Baowen Ren, also personally repurchased an additional 115,000 shares for $297,497.

Recent Material Events and Updates

Acquisition Agreement for Foshan Nan Hai

In July 2011, Sino Clean Energy entered into an Equity Acquisition Agreement to purchase 100% of the outstanding equity interest in Crown Energy Limited, an investment company registered in Hong Kong, which as its sole business holds 60% of the equity interest in Foshan Nan Hai CWSF Co., Ltd. ("Foshan Nan Hai"). Foshan Nan Hai has an installed capacity of 1.2 million metric tons and is widely recognized as the largest producer of CWSF in Guangdong province and one of the largest producers in China.

Appointment of Chairman of the Audit Committee

Also in July 2011, the Company's board of directors appointed Mr. Paul K. S. Chiu as director and Chairman of the board’s Audit Committee. Mr. Chiu has extensive experience in corporate finance and management at both Hong Kong and Canadian companies.  He has been actively engaged in SEC financial reporting and compliance for the last 5 years.

Asset Audit

The Company has engaged a third-party auditor, US-based Thornhill Capital LLC, to conduct a thorough evaluation of SCEI’s assets.  Management expects Thornhill to submit its conclusions to the Company by mid September. The Audit Committee intends to review the report and submit its opinions to the Board following receipt of the Thornhill audit report.

Lawsuit against Alfred Little

As previously noted, the Company filed a lawsuit against Alfred Little in the New York State Supreme Court on May 9, 2011. It has 120 days from that date to serve a copy on the defendants, which is the first step in pursuing the suit. Usually, serving a defendant is not difficult, but because Alfred Little hides behind a pseudonym, he, or it, is difficult to find and serve. The Company’s lawyers are making efforts to break through the pseudonym. When it does so, the Company will serve the other defendants as well, since it is more efficient to pursue all of the defendants at the same time rather than pursue the case piecemeal. If the pseudonym has not been broken within 120 days, the company can and will request more time to serve Little.

Cooperation MOU with Nathalin Welstar Energy, Company Limited

In August, Sino Clean Energy signed a Memorandum of Understanding (“MOU”) and a preliminary engineering, procurement and construction (“EPC”) agreement with Nathalin Welstar Energy, Company Limited (“Nathalin Welstar Energy” or “Nathalin”) for cooperation in the construction of a coal water slurry plant in Thailand. Nathalin Welstar Energy, a subsidiary of leading Thai marine petroleum transport company Nathalin Group, focuses on developing environmentally-friendly energy sources, such as solar, wind and clean coal. Under the agreement, Nathalin would invest in a 50,000 metric ton coal water slurry fuel (“CWSF”) production facility and a minimum 6,000 KW net output electricity power plant with associated infrastructure. A leader in CWSF manufacturing and distribution in China and what management believes is the first US-listed Chinese company in the CWSF industry, Sino Clean Energy intends to undertake a site visit in Thailand for study and inspection to begin the process of consulting on the technical and financial aspects of the project. If the pilot project succeeds, both parties plan to apply the cooperative model to larger scale CWSF facilities and electric power plants in Thailand.

Financial Outlook for 2011

Due to the extended suspension of CSWF operations of a major client, Company management is adjusting its fiscal 2011 guidance and expects revenue of between $101.5 million and $110.7 million. It expects Non-GAPP adjusted earnings to be in the range of $23.02 million to $24.80 million. The Company expects full year adjusted earnings per share of between $0.98 and $1.06. This guidance assumes total sales volume of 850,000-920,000 metric tons of CWSF in 2011.

Because of loss of certain customer accounts and cancelled orders from existing customers, the company is making efforts to diversify its customer base and provide a more stable source of revenues.  As a result, management has increased the number of sales representatives and raised incentives for new accounts that enter into long-term purchasing agreements.

Exchange Rate

This announcement contains translations of certain Renminbi amounts into US dollars at specified rates solely for the convenience of readers. Unless otherwise noted, all translations from Renminbi to US dollars were made at the noon buying rate of RMB6.4635 to USD1.00 on June 30, 2011 in the City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York.

Exchange rate
	6/30/2011	12/31/2010	6/30/2010
Period end RMB : US$	6.4635	6.6	6.7909
Average RMB : US$	6.5291	6.769	6.8251

Conference Call

The Company will host a conference call at 9:00 a.m. ET on Tuesday, August 23, 2011, which is 9:00 p.m. Beijing Time on Tuesday, August 23, 2011, to discuss second quarter results and answer questions from investors.

To access the conference call, please dial:

US:	+1-877-941-1430
International:	+1-480-629-9857

Please ask to be connected to the "Sino Clean Energy call" and provide the conference ID:  4466323.

Sino Clean Energy will also broadcast a live audio webcast of the conference call. The broadcast will be available by visiting the "Investor Relations" section of the Company's web site at http://www.sinocei.net.

An archive of the call will be available through August 30, 2011 by dialing:

US:	+1-877-870-5176
International:	+1-858-384-5517

About Sino Clean Energy

Sino Clean Energy is the third largest producer of coal-water slurry fuel ("CWSF") by sales in China, according to data provided in Frost & Sullivan’s 2010 Chinese CWSF market report. A leader in developing CWSF as a cleaner alternative to burning coal aggregate in heating, industrial and power generation for residential and industrial applications, the Company has seven production lines located in Shaanxi, Liaoning, and Guangdong provinces. For more information about Sino Clean Energy, please visit http://www.sinocei.net.

Contact Information

Sino Clean Energy Inc.
Jing Li, Assistant to the CEO
Phone: +86-29-8844-7960 ext. 802
Email: Jing.Li@sinocei.net

ICR Inc.
Rob Koepp
Phone: +86-10-6583-7516 or +1-646-328-2526
E-mail: SCEI@icrinc.com

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of Sino Clean Energy.  Accordingly, management excludes the change in derivative liabilities, gains (losses) on extinguishment of derivative liabilities, and amortization of note discount when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measures. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income	12,717,779	8,940,759	24,797,532	29,401,380

Non-GAAP adjustments
Amortization of discount on convertible notes	-	-	-	8,593,453
Value of shares issued for bonus interest				1,864,701
Gain on extinguishment of derivative liability	(482,837)	-	(482,837)	(28,404,181)
Change in fair value of derivative liabilities	(8,980,381)	(2,862,263)	(12,991,011)	1,377,666

Non-GAAP Adjusted Earnings (Unaudited)	$3,254,561	$6,078,496	$11,323,684	$12,833,019

Safe Harbor Statement

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL INFORMATION

Sino Clean Energy Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$61,067,550	$52,055,857
Accounts receivable, net of allowance for doubtful accounts of $1,083,006 and $0 at June 30, 2011 and December 31, 2010, respectively	12,970,771	3,856,941
Inventories	1,786,422	1,261,334
Prepaid inventories	9,320,158	10,242,878
Prepaid and other current assets	216,911	51,048
Due from related party-Suo’ang BST	-	10,307,912
Note receivable	300,000	-
Land use right – current portion	115,188	40,079
Total current assets	85,777,000	77,816,049

Land use right – non-current portion	5,419,156	1,799,889
Property, plant and equipment, net	19,309,714	13,609,932
Deposit on land use rights, plant and equipment	3,225,806	9,409,091
Goodwill	762,018	762,018
Total assets	$114,493,694	$103,396,979

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,387,273	$1,560,183
Payable on plant acquisition	186,138	-
Taxes payable	1,411,904	3,329,844
Mortgage payable – current portion	5,691	5,450
Amount due to director	48,457	48,457
Derivative liabilities	1,081,179	14,555,027
Total current liabilities	4,120,642	19,498,961

Mortgage payable –non-current portion	160,600	160,095
Total liabilities	4,281,242	19,659,056

Commitments and contingencies

Shareholders’ Equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued and outstanding
Common stock, $0.001 par value, 30,000,000 shares authorized, 23,677,034 and 23,452,270 issued and outstanding as of June 30, 2011 and December 31, 2010 respectively	23,654	23,452
Additional paid-in capital	66,881,558	66,567,560
Treasury stock, at cost, 321,100 and 0 shares, respectively	(799,423)	-
Retained earnings	34,019,456	9,221,924
Statutory reserves	4,739,048	4,739,048
Accumulated other comprehensive income	5,348,159	3,185,939
Total shareholders’ equity	110,212,452	83,737,923
Total liabilities and shareholders’ equity	$114,493,694	$103,396,979

Sino Clean Energy Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Other Comprehensive Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenue	$23,017,357	$24,149,761	$56,798,089	$48,658,765

Cost of goods sold	(14,878,987)	(14,779,016)	(36,160,395)	(29,179,193)

Gross profit	8,138,370	9,370,745	20,637,694	19,479,572

Selling expenses	1,294,452	1,136,019	2,821,918	2,047,098
General and administrative expenses	2,512,591	626,053	3,544,133	1,345,235

Income from operations	4,331,327	7,608,673	14,271,643	16,087,239

Other income (expense)
Interest and finance cost	-	(13,591)	-	(10,458,154)
Interest income	71,712	19,353	115,899	32,224
Gain on extinguishment of derivative liability	482,837	-	482,837	28,404,181
Change in fair value of derivative liabilities	8,980,381	2,862,263	12,991,011	(1,377,666)
Sundry income	-	4,688	-	4,688

Total other income (expense)	9,534,930	2,872,713	13,589,747	16,605,273

Income before provision for income taxes	13,866,257	10,481,386	27,861,390	32,692,512

Provision for income taxes	1,148,478	1,540,627	3,063,858	3,291,132

Net income	12,717,779	8,940,759	24,797,532	29,401,380

Other comprehensive income
Foreign currency translation adjustment	1,243,991	269,266	2,162,220	281,472

Comprehensive income	$13,961,770	$9,210,025	$26,959,752	$29,682,852

Weighted average number of shares
-Basic	23,593,887	16,557,000	23,593,887	14,714,742
-Diluted	23,593,887	19,216,041	23,593,887	17,161,540

Income (loss) per common share
- Basic	$0.54	$0.54	$1.05	2.00
- Diluted	$0.54	$0.47	$1.05	$1.71

Sino-Clean Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Shareholders’ Equity

For the six months ended June 30, 2011

(Unaudited)

							Accumulated
			Additional				other
	Common Stock		paid-in	Treasury	Statutory	Retained	comprehensive
	Share	Amount	capital	stock	reserve	earnings	income	Total
Balance, January 1, 2011	23,452,270	$23,452	$66,567,560	$-	$4,739,048	$9,221,924	$3,185,939	$83,737,923
Share issued for exercise of warrants and options	224,764	202	313,998	-	-	-	-	314,200
Purchase of treasury stock				(799,423)				(799,423)
Net income	-	-	-	-	-	24,797,532	-	24,797,532
Foreign currency translation gain	-	-	-	-	-	-	2,162,220	2,162,220
Balance, June 30, 2011	23,677,034	$23,654	$66,881,558	$(799,423)	$4,739,048	$34,019,456	$5,348,159	$110,212,452

Sino Clean Energy Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)
	Six months ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$24,797,532	$29,401,380
Adjustments to reconcile net income to cash provided by operating activities :
Depreciation and amortization	1,483,020	1,008,832
Amortization of discount on convertible notes	-	8,601,975
Fair value of vested stock options	-	18,152
Fair value of common stock issued for repayment of interest expense	-	1,864,701
Change in fair value of derivative liabilities	(12,991,011)	1,377,666
Gain on extinguishment of derivative liability	(482,837)	(28,404,181)
Bad debt expense	1,072,124	-

Change in operating assets and liabilities :
Accounts receivable	(10,247,498)	(6,215,393)
Inventories	(541,636)	147,892
Prepaid inventories	788,335	672,922
Prepaid and other current assets	(166,533)	287,106
Prepaid sales taxes	-	138,495
Accounts payable and accrued expenses	33,697	236,559
Taxes payable	(1,874,253)	1,111,028
Net cash provided by operating activities	1,870,940	10,247,134

Cash flows from investing activities:
Deposits on land use rights, plant and equipment	(3,193,396)	(97,320)
Repayment from related party- Suo’ang BST	10,172,674	-
Purchase of property, plant and equipment	(1,280,304)	(2,606,556)
Note receivable	(300,000)	-
Net cash provided by (used in) investing activities	5,398,974	(2,703,876)

Cash flows from financing activities:
Prepayment and deposits related to deferred offering costs	-	(652,053)
Cash received from exercise of warrants and options	314,200	173,980
Repayment of mortgage payable	(2,752)	-
Purchase of treasury stock	(799,423)	-
Net cash used in financing activities	(487,975)	(478,073)

Effect of foreign currency translation	2,229,754	207,596

Net increase in cash and cash equivalents	9,011,693	7,272,781

Cash and cash equivalents, beginning of period	52,055,857	18,302,558
Cash and cash equivalents, end of period	$61,067,550	$25,575,339

Supplemental Disclosure Information:
Cash paid for taxes	$8,857,920	$2,641,771

Supplemental non-cash investing and financing activities:
Deposits applied to purchase of land use rights, property, plant and equipment	$9,285,645	$-
Issuance of shares upon conversion of convertible notes	$-	$10,217,000